Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

February 19, 2021

FG Financial Group, Inc.

970 Lake Carillon Drive, Suite 318

St. Petersburg, FL 33716

Re:	Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We are legal counsel to FG Financial Group, Inc., a Delaware corporation (the “Company”), in connection with the registration, on Form S-3 to which this opinion letter has been filed as an exhibit (the “Registration Statement”), of $150,000,000 maximum aggregate of Common Stock, Preferred Stock, debt securities, in one or more series (the “Debt Securities”), warrants to purchase Common Stock, Preferred Stock, or Debt Securities (the “Warrants”), or units consisting of one or more of the foregoing (the “Units,” and, with the Common Stock, Preferred Stock, Debt Securities, and Warrants, the “Securities”).

The Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), at which time it is contemplated that the prospectus included in the Registration Statement (the “Prospectus”) will be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”).

In connection with this opinion letter, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1. The Common Stock (including any Common Stock duly issued upon (i) the exchange or conversion of any shares of Preferred Stock exchangeable or convertible into shares of Common Stock, (ii) the exchange or conversion of Debt Securities exchangeable or convertible into Common Stock, or (iii) the exercise of any Warrants exercisable for Common Stock), upon payment of such consideration as the board of directors (or a duly authorized committee thereof) may determine, or conversion or exchange of Preferred Stock or Debt Securities therefor, or exercise of Warrants therefor and issuance and delivery of certificates (or book-entry notation if uncertificated) for such Common Stock, will be duly authorized, validly issued, fully paid and non-assessable.

2. The Preferred Stock (including any Preferred Stock duly issued upon (i) the exchange or conversion of any shares of Preferred Stock that are exchangeable or convertible into another series of Preferred Stock, (ii) the exchange or conversion of Debt Securities exchangeable or convertible into Preferred Stock, or (iii) the exercise of Warrants exercisable for shares of Preferred Stock), upon payment of such consideration as the board of directors (or a duly authorized committee thereof) may determine, or conversion or exchange of another series of Preferred Stock or of Debt Securities therefor, or exercise of Warrants therefor and issuance and delivery of certificates (or book-entry notation if uncertificated) for such Preferred Stock, will be duly authorized, validly issued, fully paid and non-assessable.

3. The Debt Securities upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Debt Securities against payment therefor of such lawful consideration as the board (or a duly authorized committee thereof) may determine or upon exercise of Warrants therefor, will be validly issued and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. The Warrants, upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Warrants against payment therefor of such consideration as the board (or a duly authorized committee thereof) may determine, will be validly issued and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. The Units, upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Units against payment therefor of of such consideration as the board (or a duly authorized committee thereof) may determine, will be validly issued and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, shall have become effective under the Securities Act and will remain effective at the time of issuance of any of the Securities thereunder; (ii) a Prospectus Supplement in due and proper form describing each class or series of the Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the definitive terms of each class or series of the Securities shall have been established in accordance with resolutions duly adopted by the board of directors (or an authorized committee thereof) (each, a “Board Action”), the Company’s Certificate of Incorporation, as amended, (the “Charter”) and applicable law; (iv) prior to the issuance of shares of one or more series of Preferred Stock, an appropriate certificate of designation relating to each such series of Preferred Stock will have been duly authorized by Board Action and filed with and accepted by the Secretary of State of Delaware; (v) the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement, the Prospectus, the applicable Prospectus Supplement, and any applicable underwriting or other agreement; (vi) Action authorizing the Company to issue, offer and sell the Securities will have been adopted by the board of directors (or an authorized committee thereof) and will be in full force and effect at all times at which the Securities are offered or sold by the Company; and (vii) all Securities will be issued in compliance with applicable federal and state securities laws.

With respect to the Common Stock, and the Preferred Stock, Debt Securities, Warrants, and Units convertible into or exchangeable or exercisable for Common Stock, we have assumed that, at the time of issuance and sale, a sufficient number amount of Common Stock is authorized and available for issuance under the Charter, as then in effect, and that, in each case, the consideration for the issuance and sale of shares of Common Stock is not less than the par value of the Common Stock.

With respect to any series of Preferred Stock, and the Preferred Stock, Debt Securities, Warrants, and Units convertible into or exchangeable or exercisable for that series of Preferred Stock, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Preferred Stock are authorized, designated and available for issuance and that, in each case, the consideration for the issuance and sale of that series of Preferred Stock is not less than the par value of the Preferred Stock.

With respect to any Securities consisting of Debt Securities, we have further assumed that: (i) such Debt Securities shall have been issued pursuant to an indenture (individually, and as supplemented from time to time, an “Indenture”) between the Company and a trustee to be identified in the applicable Prospectus Supplement (the “Trustee”); (ii) such Indenture shall have been duly authorized, executed and delivered on behalf of the Company; (iii) such Warrant Agreement shall be governed by the internal laws of the State of New York, (iv) all terms of such Debt Securities not provided for in such Indenture shall have been established in accordance with the provisions of the Indenture and reflected in appropriate documentation approved by us and, if applicable, executed and delivered by the Company and the Trustee; (v) such Debt Securities shall have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture; (vi) such Debt Securities, as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and (vii) such Debt Securities, as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company.

To the extent that the obligations of the Company under an Indenture may be dependent on such matters, we further have assumed for purposes of this opinion letter that the Trustee under each Indenture (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to engage in activities contemplated by such Indenture; (iii) has duly authorized, executed and delivered such Indenture and such Indenture constitutes the legally valid and binding obligation of such Trustee enforceable against such Trustee in accordance with its terms; (iv) is in compliance, with respect to acting as a trustee under such Indenture, with all applicable laws and regulations; and (v) has the requisite organizational and legal power and authority to perform its obligations under such Indenture.

With respect to any Securities consisting of Warrants, we have further assumed that (i) such Warrants shall have been issued pursuant to a warrant agreement approved by us (individually, a “Warrant Agreement”) between the Company and a warrant agent to be identified in the applicable Prospectus Supplement (the “Warrant Agent”); (ii) such Warrant Agreement shall have been duly authorized, executed and delivered on behalf of the Company; (iii) such Warrant Agreement shall be governed by the internal laws of the State of New York, (iv) all terms of such Warrants shall have been established in accordance with the provisions of such Warrant Agreement; (v) such Warrants shall have been duly executed, issued and delivered in accordance with the provisions of such Warrant Agreement; (vi) such Warrants and the related Warrant Agreement, as executed and delivered, do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; and (vii) such Warrants and the related Warrant Agreement, as executed and delivered, comply with all requirements and restrictions, if any, applicable to the Company, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over the Company.

To the extent that the obligations of the Company under any Warrant or Warrant Agreement may be dependent on such matters, we further have assumed for purposes of this opinion letter that the Warrant Agent under each Warrant Agreement (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to engage in the activities contemplated by such Warrant Agreement; (iii) has duly authorized, executed and delivered such Warrant Agreement and such Warrant Agreement constitutes the legally valid and binding obligation of such Warrant Agent enforceable against such Warrant Agent in accordance with its terms; (iv) is in compliance, with respect to acting as a Warrant Agent under such Warrant Agreement, with all applicable laws and regulations; and (v) has the requisite organizational and legal power and authority to perform its obligations under such Warrant Agreement.

We have also assumed that any Units offered under the Registration Statement, and the related Unit Agreement, will be executed in the forms filed as exhibits to the Registration Statement or incorporated by reference therein.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors, (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity, and (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

We express no opinion with respect to the enforceability of: (i) provisions relating to choice of law, choice of venue, jurisdiction or waivers of jury trial, or (ii) any waiver of any usury defense, or to the extent enforceability of any provisions may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). This opinion letter is rendered as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law that may come to our attention, and we have assumed that no change in the facts stated or assumed herein or in applicable law after the date hereof will affect adversely our ability to render an opinion letter after the date hereof (i) containing the same legal conclusions set forth herein and (ii) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of New York, applicable statutory provisions Delaware General Corporation Law, including interpretations thereof in published decisions of the Delaware courts and applicable provisions of the Delaware Constitution, and the federal laws of the United States of America. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof. Although the Securities may be issued from time to time on a delayed or continuous basis, the opinions expressed herein are limited to the laws, including rules and regulations, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectuses and any Prospectus Supplement under the caption, “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP